Exhibit 99.1

NEWS RELEASE

Fingerprint Biometric Provider BIO-key Reports Record

Revenue of $2.3M and Net Income of $753,000 for Q2 2015

Confirms 2015 Revenue Guidance of $5M - $7M

Wall, NJ, August 14, 2015 – BIO-key International, Inc. (OTCQB: BKYI), a leading fingerprint biometric identification software and technology provider, today reported record results for its second quarter ended June 30, 2015 and will host a conference call today at 10:00 a.m. EDT, details below.

Q2 Highlights:

●	Q2 ‘15 revenue increased to $2,272,804 compared to $402,879 in Q2 ’14, principally reflecting a $2.0 million license order from an existing international customer.

●	Q2 ’15 net income rose to $753,000, or $0.01 per basic and diluted share, compared to a net loss of $1,026,286, or ($0.02) per basic and diluted share, in Q2 ’14.

●	Executed a Memorandum of Understanding with an existing strategic partner Worldwide Touch Technology Holdings Limited regarding a proposed equity investment in BIO-key.

Michael DePasquale, Chairman and CEO of BIO-key commented, “BIO-key continues to see growth in demand for our products as enterprises and governments move to deploy stronger user authentication technologies. Network breaches, identity theft and fraud are on the rise as traditional password and other single factor authentication methods continue to fail. BIO-key’s proven, scalable and highly secure fingerprint biometric software solutions directly address this problem, providing security and convenience in a cost effective manner.”

“Our favorable growth outlook is supported by a steady increase in customer dialogues across healthcare, financial services, mobile communications and government markets. The prospects are considering deployment of fingerprint biometrics to solve key cybersecurity, regulatory and fraud prevention goals. While we continue to expect variability in our quarterly operating results due to the size and timing of potential deals in our pipeline, we remain confident that we will achieve our full year revenue guidance of between 5 and 7 million and expect cash flow breakeven at or above revenue of 6.5 million,” stated DePasquale.

“As previously announced and to support BIO-key’s ability to capitalize on growing industry demand, we are in discussions with Worldwide Touch Technology, an existing BIO-key partner with substantial reach in Asia, regarding a strategic partnership and substantial capital infusion. We believe this relationship would substantially broaden our distribution reach while providing additional capital and opportunities to jointly develop new products based on our collective biometric technologies.”

Q2 Results

BIO-key’s Q2 ’15 license fee revenue increased to $2,017,535 from $121,078 in Q2 ‘14, principally reflecting a large telecommunications license signed in Q2 ’15. Service revenues decreased slightly to $255,269 in Q2’15 from $281,711 in Q2’14. Total revenue for Q2 ’15 increased to $2,272,804 compared to $402,789 in Q2’14. In Q2, sales in highly regulated industries represented approximately 83% of total sales, with the OEM channel representing approximately 80% of total sales.

Q2’15 gross margin increased to 94% from 60% in Q2’14, principally due to the substantial increase in high-margin software license revenue. Q2 ’15 operating expenses rose 1% to $1,373,860 from $1,366,035 in Q2 ’14, reflecting increases in selling, general and administrative and reductions in research, development and engineering expense.

BIO-key reported Q2’15 net income of $753,146, or $0.01 per basic and diluted share, compared to a net loss of ($1,026,286), or ($0.02) per basic and diluted share, in Q2’14. Share and per-share figures have been adjusted to reflect a February 2015 1-for-2 reverse split.

Liquidity and Capital Resources

BIO-key had total current assets of $2,445,334, including cash and cash equivalents of $282,376, at June 30, 2015, compared to total current assets $1,793,884, including cash and cash equivalents $843,632 at December 31, 2014. BIO-key expects to receive proceeds from the $2.0M license order, net of factored amounts, during Q3 ’15. Net cash used for operations during the six months ended June 30, 2015 was ($505,599) compared to ($1,350,089) in the six months ended June 30, 2014.

2015 Financial Guidance

BIO-key remains on track to achieve its full year 2015 revenue guidance range of $5.0 million to $7.0 million, compared to revenue of $4.0 million in 2014. The Company’s 2015 year-to-date revenue is tracking to the midpoint of its full year guidance range. BIO-key currently expects its Q3 revenue to range between $700,000 and $1.5 million, versus $1.3 million in Q3 ’14.

Gross margin is expected to range between 75% and 80% in the Q3 and full year 2015 periods and BIO-key continues to believe it can achieve breakeven on a cash basis with annual revenues of roughly $6.5 million. Given the variability in the timing and size of potential contracts within the Company’s sales opportunity pipeline, BIO-key’s quarterly financial performance will likely vary significantly from quarter to quarter.

Underlying the Company’s 2015 financial guidance is its opportunity pipeline (the aggregate total of all deal opportunities that could book as revenue over the next twelve months), which is currently valued at $25.0 million, as compared to $25.0 million at December 31, 2014, and $30.0 million at March 31, 2015.

Conference Call and Webcast Replay

Date/Time:	Friday, August 14, 2015 at 10:00 a.m. EDT

Dial-In number:	877-418-5460 or 412-717-9594, ask for BIO-key call

Webcast Replay:	Available shortly after call at www.bio-key.com/events

Call Replay:	877-344-7529 U.S., 855-669-9568 Canada, 412-317-0088 Intl.
Access code: 10070824

About BIO-key

BIO-key International, Inc. develops and delivers advanced fingerprint biometric identification solutions to commercial and government enterprises, integrators, and application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Investor & Media Contacts:
Jay Meier, VP Corporate Development	David Collins, Tanya Kamatu
BIO-key Intl, Inc.	Catalyst Global
651-789-6116	212-924-9800
Jay.meier@bio-key.com	bkyi@catalyst-ir.com

FINANCIAL INFORMATION

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$282,376	$843,632
Accounts receivable, net of allowance for doubtful accounts of $20,526 at June 30, 2015 and December 31, 2014	133,985	625,341
Due from factor	1,542,184	76,657
Inventory	412,569	11,825
Prepaid expenses and other	74,220	236,429
Total current assets	2,445,334	1,793,884
Equipment and leasehold improvements, net	84,317	103,509
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	154,541	161,344
Total non-current assets	247,570	273,565
TOTAL ASSETS	$2,692,904	$2,067,449

LIABILITIES
Accounts payable	$869,114	$347,311
Accrued liabilities	436,293	488,617
Deferred revenue	601,751	429,233
Warrant liabilities	28,974	43,227
Total current liabilities	1,936,132	1,308,388
TOTAL LIABILITIES	1,936,132	1,308,388

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 66,001,260 of $.0001 par value at June 30, 2015 and December 31, 2014	6,600	6,600
Additional paid-in capital	57,675,273	57,506,605
Accumulated deficit	(56,925,101)	(56,754,144)
TOTAL STOCKHOLDERS’ EQUITY	756,772	759,061
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,692,904	$2,067,449

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenues
Services	$255,269	$281,711	$505,622	$530,942
License fees and other	2,017,535	121,078	2,416,008	1,239,369
	2,272,804	402,789	2,921,630	1,770,311
Costs and other expenses
Cost of services	56,905	113,105	123,968	152,280
Cost of license fees and other	88,489	48,146	160,782	126,195
	145,394	161,251	284,750	278,475
Gross Profit	2,127,410	241,538	2,636,880	1,491,836

Operating Expenses
Selling, general and administrative	979,861	895,147	2,020,542	1,752,143
Research, development and engineering	393,999	470,888	800,640	957,545
	1,373,860	1,366,035	2,821,182	2,709,688
Operating profit (loss)	753,550	(1,124,497)	(184,302)	(1,217,852)
Other income (expenses)
Interest income	2	2	4	3
Gain (loss) on derivative liabilities	(406)	98,209	14,253	(106,739)
Income taxes	-	-	(912)	(912)
Total other income (expenses)	(404)	98,211	13,345	(107,648)
Net profit (loss)	$753,146	$(1,026,286)	$(170,957)	$(1,325,500)

Basic and Diluted Earnings (Loss) per Common Share	$0.01	$(0.02)	$(0.00)	$(0.02)

Weighted Average Shares Outstanding:
Basic and diluted	66,001,260	58,001,934	66,001,260	57,970,309

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(170,957)	$(1,325,500)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	21,270	20,016
Amortization
Intangible assets	6,803	6,803
Deferred costs	-	-
Loss (gain) on derivative liabilities	(14,253)	106,739
Share-based and warrant compensation	222,247	132,218
Exercise of stock options	-	14,651
Change in assets and liabilities:
Accounts receivable trade	491,356	(100,794)
Due from factor, net	(1,465,527)	(18,678)
Inventory	(400,744)	(12,873)
Prepaid expenses and other	162,209	(709)
Accounts payable	521,803	(188,850)
Accrued liabilities	(52,324)	39,324
Deferred revenue	172,518	(22,436)
Net cash used for operating activities	(505,599)	(1,350,089)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,078)	(5,501)
Net cash used for investing activities	(2,078)	(5,501)
CASH FLOW FROM FINANCING ACTIVITIES:
Repurchase of outstanding warrants	-	(150,000)
Costs to issue common stock	(53,579)	-
Net cash used for financing activities	(53,579)	(150,000)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(561,256)	(1,505,590)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	843,632	2,023,349
CASH AND CASH EQUIVALENTS, END OF PERIOD	$282,376	$517,759